UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) - April 1, 2009

NUCRYST PHARMACEUTICALS CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	000-51686	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

NUCRYST Pharmaceuticals Corp.
101 College Road East
Princeton, New Jersey 08540

(Address of principal executive offices)

Registrant’s telephone number, including area code: (609)228-8210

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(Former name or former address, if changed since last report)

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Directors or Principal Officers

On April 1, 2009, on the recommendation of the Corporate Governance and Nominating Committee of the board of directors (the “Board”) of NUCRYST Pharmaceuticals Corp. (“NUCRYST or the “Company”), the Board approved a reduction in the size of the Board from seven members to three members effective immediately after the Company’s annual shareholders meeting on May 13, 2009.  Three members of the Company’s Board, Roger G.H. Downer, David Poorvin and G.A. Fitch, have volunteered not to stand for re-election at the Company’s May 2009 annual shareholders meeting.

(c) Compensatory Arrangements of Certain Officers

On April 1, 2009 (the “Grant Date”), pursuant to the Company’s 1998 Equity Incentive Plan, as amended (the “Plan”), the independent members of the Board approved the grant of a stock option to purchase 75,000 common shares of the Company (the “Option”) to each of David McDowell, the Company’s Vice President, Operations, and Carol Amelio, the Company’s Vice President, General Counsel and Corporate Secretary.  The Options were granted at an option price (as defined in the Plan) of $0.40, the closing price of the Company’s common shares on NASDAQ on the day prior to the Grant Date.  The Options vest and become exercisable (subject to accelerated vesting as provided in the Stock Award Agreement) as to 1/3 of the shares on each of the first, second and third anniversaries of the Grant Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nucryst Pharmaceuticals Corp.

Date: April 7, 2009	By:	/s/Carol L. Amelio
Carol L. Amelio
Vice President, General Counsel and Corporate Secretary